Exhibit 99.1

Media Relations Amy Gooen ManTech International (703) 218-6387 amy.gooen@mantech.com	Investor Relations Stuart Davis ManTech International (703) 218-8269 stuart.davis@mantech.com

ManTech to Acquire QinetiQ Security and Intelligence

Solutions Unit

Allows Company to Offer Full-Scope, Integrated Security Solutions

Fairfax, Va. – Sept. 30, 2010 – ManTech International Corporation (NASDAQ:MANT) (www.mantech.com), a leading provider of innovative technologies and solutions for mission-critical national security programs, announced today that it has signed a definitive agreement to acquire the assets of QinetiQ North America’s Security and Intelligence Solutions business (S&IS) for $60 million in cash. ManTech will fund the acquisition from cash on hand. The transaction is subject to certain closing conditions, is expected to be completed shortly and be accretive to ManTech’s earnings per share in 2011.

Headquartered in Fairfax, Va., with a major presence in Huntsville, Ala., S&IS provides integrated security solutions to the Department of Defense and the intelligence community. S&IS generates solid operating margins and expects to produce approximately $60 million in revenue in 2010. S&IS recently won a prime position on the Missile Defense Agency Engineering and Support Services (MiDAESS) contract (Functional Group 6), a five-year indefinite delivery/indefinite quantity contract with a ceiling of $365 million. The S&IS business will be integrated within ManTech’s Mission, Cyber and Technology Solutions group led by L. William Varner.

“This acquisition is consistent with ManTech’s long-term strategy to continue extending our presence in the defense and intelligence market,” said ManTech Chairman and Chief Executive Officer George J. Pedersen. “The addition of S&IS’ market-leading capabilities positions ManTech as a major integrated security provider, allowing us to offer comprehensive solutions for the full range of security threats – from physical through cyber. We see a solid pipeline of opportunities to provide full-scope security services to new and current ManTech customers.”

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ManTech Acquires QinetiQ Security and Intelligence Solutions Unit	2

“S&IS is a natural fit with ManTech,” said Bill Torpey, senior vice president, Security and Intelligence Solutions, QinetiQ. “The MiDAESS contract encompasses the full range of integrated security solutions, including cyber, allowing ManTech and S&IS to offer end-to-end, integrated security services under this contract. In addition, the acquisition provides expanded professional development opportunities for both S&IS and ManTech employees.”

About ManTech International Corporation

Headquartered in Fairfax, Va., with approximately 9,300 professionals in 40 countries around the world, ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the departments of Defense, State, Homeland Security and Justice; the space community; the National Oceanic and Atmospheric Administration; and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, enterprise architecture, cyber security, information assurance, intelligence operations and analysis support, network and critical infrastructure protection, information operations and information warfare support, information technology, communications integration, global logistics and supply chain management, and service-oriented architectures. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements in this announcement, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in ManTech’s Annual Report on Form 10-K for the period ended December 31, 2009, and other such filings that ManTech makes with the U.S. Securities and Exchange Commission (SEC) from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

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